Exhibit r(1)

Versus Capital Advisors LLC,

Versus Capital Multi-Manager Real Estate Income Fund LLC &
Versus Capital Real Assets Fund LLC

Joint Code of Ethics,

Personal Investment and Trading Policy and

Statement on Insider Trading

Last Updated: May 27, 2020

Table of Contents

I.		INTRODUCTION	3
II.		DEFINITIONS	4
III.		PERSONAL INVESTMENT AND TRADING POLICY	6
IV.		OTHER COMPLIANCE, ADMINISTRATIVE AND PROCEDURAL MATTERS	11
V.		FUND REQUIREMENTS UNDER SARBANES-OXLEY ACT OF 2002	13
VI.		POLICY ON GIFTS	13
VII.		POLICY ON ENTERTAINMENT	13
VIII.		STATEMENT ON INSIDER TRADING	13
IX.		INDEPENDENT DIRECTOR REQUIREMENTS	16
	A.	Personal Investment and Trading Policy for Independent Directors	16
	B.	Statement on Insider Trading for Independent Directors	17
Exhibit I: Code of Ethics for Principal Executive and Senior Financial Officers			18
	Appendix A		22
	Appendix B		23
	Appendix C		24

I.	INTRODUCTION

A.	Policy Statement

At Versus Capital Advisors LLC (the “Adviser”), we intend to maintain a reputation for conducting our business activities in the highest ethical and professional manner.  Such a reputation for integrity is instrumental in the success of our business.  Each employee, officer and director of the Adviser, the Versus Capital Multi-Manager Real Estate Income Fund LLC and the Versus Capital Real Assets Fund LLC (the “Funds”) - whatever his or her position - is responsible for upholding the highest ethical and professional standards.  This includes a commitment to conducting business in accordance with applicable laws, rules and regulations, and to full and accurate financial disclosure in compliance with applicable laws and this Joint Code of Ethics, Personal Investment and Trading Policy and Statement on Insider Trading (collectively hereafter, the “Joint Code of Ethics”).  As such, the Adviser, the Funds and their Covered Persons must not act or behave in any manner or engage in any activity that creates even the appearance of the misuse of material non-public information (“MNPI”) or gives rise to, or appears to give rise to, any breach of fiduciary duty owed to any Client.

The fiduciary duty owed to a given Client differs depending on the role of the Covered Person.  A Covered Person who is an employee, officer or director of the Adviser (a “Covered Employee”) owes a fiduciary duty to all of the Adviser’s Clients, whereas a Covered Person who is an Access Person of a Fund solely by virtue of being a director of the Fund in question, but who is not an “interested person” (as defined in the IC Act) with respect to the Fund in question (each, an “Independent Director”) owes a fiduciary duty only to the Fund(s) for which he or she serves as an Independent Director.

As such, while the majority of this code applies only to Covered Employees, certain portions will apply to Independent Directors. Unless explicitly noted otherwise, all requirements of Covered Employees will be outlined in this introductory statement and in sections III through VIII of this code. Requirements of Independent Directors are included in this introductory statement and in section IX of this code.

Because of the potential conflicts of interest inherent in our business, Covered Persons are expected to behave in a manner that seeks to avoid even the appearance of a conflict of interest with our Clients whenever possible.  Covered Persons are expected to disclose all material conflicts of interest between themselves and our Clients to the Adviser’s and Funds’ Chief Compliance Officer (the “CCO”) and to avoid personal investment and trading activity which creates actual or potential conflicts of interest with our Clients. Duties prescribed to the CCO in this code may also be performed by a delegate of the CCO unless explicitly noted otherwise.

The Adviser and the Funds have developed this Joint Code of Ethics pursuant to Rules 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and Rule 17j-1 under the Investment Company Act of 1940, as amended (the “IC Act”).

B.	Requirements of this Joint Code of Ethics

1.
Duty to Comply with Applicable Laws.  Covered Persons are required to adhere to the Federal Securities Laws, including Rule 204A-1 under the Advisers Act, and Rule 17j-1 under the IC Act, the fiduciary duty owed to our Clients, and this Joint Code of Ethics.

2.
Duty to Report Violations.  Each Covered Person is required by law to promptly notify the CCO in the event such Covered Person knows or has reason to believe that such Covered Person or any other Covered Person has violated any provision of this Joint Code of Ethics.  If a Covered Person knows or has reason to believe that the CCO has violated any provision of this Joint Code of Ethics, such Covered Person must promptly notify the President of the Adviser (the “President”) and is not required to notify the CCO.

The Adviser and the Funds are committed to fostering a culture of compliance and therefore urge Covered Persons to contact the CCO if he or she believes they have any reason to do so.  Covered Persons will not be penalized and their status at the Adviser or the Funds will not be jeopardized by communicating with the CCO.  Reports of violations or suspected violations also may be submitted anonymously to the CCO.  Any retaliatory action taken against any person who reports a violation, or a suspected violation, of this Joint Code of Ethics is itself a violation of this Joint Code of Ethics and cause for appropriate corrective action, up to and including dismissal.

3.
Duty to Provide Copy of the Code of Ethics and Related Certification.  The Adviser and the Funds shall provide all Covered Persons with a copy of this Joint Code of Ethics and all subsequent amendments hereto.  By law, all Covered Persons must in turn provide written acknowledgement to the CCO of their initial receipt and review of this Joint Code of Ethics, their annual review of this Joint Code of Ethics and their receipt and review of any subsequent amendments to this Joint Code of Ethics.

II.	DEFINITIONS

Access Person.  An “Access Person” of the Adviser is any employee, officer or director of the Adviser who has access to non-public information regarding the purchases or sales of any Client holding or non-public information regarding the portfolio holdings of any Client account.  Given the current size of our operations, all employees, officers and directors of the Adviser are considered Access Persons of both the Adviser and the Funds.  In addition, all employees, officers or directors of the Adviser are considered “Investment Persons” as defined in Rule 17j-1 of the IC Act, and subject to the requirement to pre-clear transactions in limited offerings, as discussed in section III.A.1 below. Contract employees of the Adviser who have access to the non-public information described above will typically be deemed Access and Investment Persons for the purposes of this Joint Code of Ethics, as determined by the CCO.  Independent Directors are considered Access Persons of the Fund(s) for which he or she serves as an Independent Director.

Automatic Investment Plan.  An “Automatic Investment Plan” is a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts according to a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

Beneficial Ownership.  Covered Persons will be considered to have “Beneficial Ownership” in a Covered Security if: (i) he or she has a direct or indirect financial interest in such Covered Security; (ii) he or she has voting power with respect to the Covered Security, meaning the power to vote or direct the voting of such Covered Security; or (iii) he or she has the power to dispose, or direct the disposition of, such Covered Security.  This includes Covered Securities held in accounts held in the name of your spouse or equivalent domestic partner, your minor children, and relatives living with you to whom you provide financial support (collectively, your “Immediate Family”) and can include trusts for which you are a trustee or a beneficiary.  If a Covered Person has any question about whether an interest in a Covered Security or an account constitutes Beneficial Ownership, such Covered Person should contact the CCO.

Client.  The term “Client” means any investment vehicle, including the Funds, advised or managed by the Adviser and the owner of any separate account managed by the Adviser, if any.

Covered Employee.  The term “Covered Employee” means employees, officers and directors of the Adviser to whom this Joint Code of Ethics applies. It also includes any contractors or other persons employed by the Adviser in such a way that they are deemed an Access Person by the CCO.

Covered Person.  The term “Covered Person” means persons to whom this Joint Code of Ethics applies, which includes all Access Persons (both Covered Employees and Independent Directors).

Covered Security.  The term “Covered Security” has the same meaning as it has in section 2(a)(36) of the IC Act, and generally includes all securities, including but not limited to individual stocks and bonds, exchange-traded products, closed-end funds, private placements and Limited Offerings.  It shall not include securities issued by the government of the United States, short-term securities which are “government securities” as defined in Section 2(a)(16) of the IC Act, bankers’ acceptances, bank certificates of deposit, commercial paper, shares of registered open-end investment companies and such other money market instruments as are designated by the Adviser and/or the Board of Directors of the Funds.  For the avoidance of doubt, the term Covered Security includes Reportable Funds and interests in Investment Funds, as well as any derivative contract where a Covered Security is the underlying asset.  The term Covered Security and Reportable Security are used throughout this document and should generally be interpreted to mean the same thing, with the more conservative definition prevailing when discrepancies arise.

Federal Securities Laws.  The term “Federal Securities Laws” means the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Sarbanes-Oxley Act of 2002, the IC Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the U.S. Securities and Exchange Commission (“SEC”) under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

Initial Public Offering.  The term “Initial Public Offering” (or “IPO”) means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act of 1934.

Investment Funds.  The term “Investment Funds” means privately offered institutional investment funds that invest in real estate and other real assets through entities that qualify as real estate investment trusts for federal income tax purposes under the Internal Revenue Code of 1986 or other entities that would be investment companies but for Section 3(c)(1) or Section 3(c)(7) of the IC Act.

Limited Offering.  The term “Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(a)(2) or Section 4(a)(6) thereof or pursuant to Rule 504 or Rule 506 thereunder.

Real Asset Security.  The term “Real Asset Security” includes all Covered Securities that the Funds may invest in that relate to real assets, such as farmland, agriculture, timberland, and infrastructure related investments. If a Covered Person has any question about whether a security falls into this category, such Covered Person should contact the CCO prior to trading.

Real Estate Security.  The term “Real Estate Security” includes all Covered Securities that the Funds may invest in that relate to real estate and real estate assets. If a Covered Person has any question about whether a security falls into this category, such Covered Person should contact the CCO prior to trading.

Reportable Fund.   The term “Reportable Fund” means any investment company registered under the IC Act for which the Adviser serves as the investment adviser, including the Versus Capital Multi-Manager Real Estate Income Fund LLC and the Versus Capital Real Assets Fund LLC.

Reportable Security.  The term “Reportable Security” includes all Covered Securities other than (i) direct obligations of the U.S. Government; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money market funds; (iv) shares issued by open-end funds registered under the Investment Company Act, other than Reportable Funds; and (v) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.  The term Covered Security and Reportable Security are used throughout this document and should generally be interpreted to mean the same thing, with the more conservative definition prevailing when discrepancies arise.

III.	PERSONAL INVESTMENT AND TRADING POLICY

Generally, no Covered Employee may engage in a transaction in a Covered Security that is also the subject of a transaction by a Client if such Covered Employee’s transaction would disadvantage or appear to disadvantage the Client.  In addition, no Covered Employee shall, directly or indirectly, in connection with the purchase or sale of securities or other investments held or to be acquired by a Client:

•	employ any device, scheme or artifice to defraud a Client;

•
make to a Client any untrue statement of a material fact or omit to state to a Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

•	engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon a Client; or

•	engage in any manipulative practice with respect to a Client.

A.          Requirements of Covered Employees

To facilitate adherence to this Personal Investment and Trading Policy, the following requirements apply to all investment and trading activity where a Covered Employee has Beneficial Ownership of a Covered Security except where exempted in section III.A.d below.

1.
Pre-clearance: The following transactions require pre-clearance by the CCO before they can be executed: (i) purchases or sales of Real Estate Securities and Real Asset Securities (including any derivative contract where a Real Estate Security or Real Asset Security is the underlying asset), (ii) participation in an IPO, (iii) participation in a Limited Offering (which includes, but is not limited to, proposed investments in an Investment Fund), (iv) the redemption or sale of an interest in an Investment Fund, (v) purchases and sales of a Reportable Fund, and (vi) such other classes of transactions or specific transactions as may be specified from time to time by the CCO based upon a determination that the transactions may violate Rule 204A-1 of the Advisers Act or Rule 17j-1 of the IC Act.

a.
To obtain pre-clearance to transact, a Covered Employee must submit a Trade Pre-Clearance request to the CCO via MyComplianceOffice (“MCO”).  The CCO will review the transaction considering any recent or pending Client transactions, the Adviser’s Restricted List, and any other potential conflict of interest the CCO deems relevant.  The CCO will notify the Covered Employee, typically via MCO, within two business days of any conflict or concern and will advise whether the Covered Employee’s transaction has been approved.

b.
If pre-clearance is granted for a publicly-traded security, the Covered Employee will have three business days to execute the transaction, including the day of approval.  Pre-clearance will typically not be granted for Real Estate Securities and Real Asset Securities if a Client has traded the security in the past seven calendar days.  In addition, if, following the submission of a pre-clearance form or the approval by the CCO, a Client trades the security within seven calendar days in the same direction (buy/cover or sell/short) and receives a less favorable price than the Covered Employee, the Covered Employee will be asked to disgorge their profits.  All disgorged profits will be donated to charity.

i.
No Covered Employee who invests personal funds in a Reportable Fund or an Investment Fund may obtain any more favorable treatment in respect of his or her investment than is made available to a Client; provided that waiver of minimum investment amounts shall not be considered favorable treatment if such Fund has waived such minimum in the past, or agrees to in the future, in the case of other individual investors.

c.
A transaction may be denied if it is determined by the CCO that the Covered Employee is unfairly benefiting from, or that the transaction is in conflict with, or appears to be in conflict with, any Client transaction or this Joint Code of Ethics.  The determination that a Covered Employee may unfairly benefit from, or that a transaction may conflict with, or appears to be in conflict with, a Client transaction or this Joint Code of Ethics may be subjective and individualized, may include questions about the timely and adequate dissemination of information, availability of bids and offers, and other factors deemed pertinent for that transaction or series of transactions.  It is possible that a denial of a transaction could be costly to a Covered Employee or members of a Covered Employee’s family; therefore, each Covered Employee should take great care to adhere to the trading restrictions of this Joint Code of Ethics and avoid conflicts of interest, or the appearance of conflicts of interest, in their personal trading whenever possible.  Any denial of a transaction shall be communicated in writing, typically via MCO.  A Covered Employee may appeal any such denial by written notice to the CCO and President within three business days after receipt of notice of denial.  Such appeal shall be resolved promptly by the President.  If an appeal is being made by the President, it will be made to the CEO of the Adviser.

d.
The CCO may allow for certain exceptions to the above pre-clearance requirements if the exception would not violate Federal Securities Laws but the spirit of this Joint Code of Ethics remains.  For example, approval for limit orders may be granted which allow for trade execution beyond three business days.  In addition, certain pre-clearance requirements may be waived for certain accounts where the Covered Employee has contractual investment discretion but does not actively participate in making investment decisions in practice.  In these instances, reporting requirements will typically remain, and additional certifications may be required of the Covered Employee.

2.
Minimum holding period:  The minimum holding period for any investment requiring pre-clearance per section III.A.1 above is 30 days.  Reportable Funds have a minimum holding period of 90 days.  (Note that officers and directors of the Funds are prohibited from profiting on “short-swing” transactions in the Funds during a six-month period per Section 16(b) of the Exchange Act)

3.
Reporting: Covered Employees must submit to the CCO periodic written reports about their investments in Covered Securities, including details of holdings, transactions and accounts (and those of other persons if the Covered Employee has Beneficial Ownership of such Covered Securities).  The obligation to submit these reports and the content of these reports are governed by the Federal Securities Laws.

Failure to file a timely, accurate, and complete report is a breach of certain SEC rules and this Joint Code of Ethics.  If a Covered Employee is late in filing a report, or files a report that is misleading or incomplete, such Covered Employee may face sanctions up to and including termination of employment.

a.
Initial Holdings Report and Letter(s) of Direction:  A Covered Employee must submit a holdings report to the CCO within ten days of becoming a Covered Employee. This report must be based on information that is current as of a date not more than 45 days prior to the date such Covered Employee became a Covered Employee, and must contain:

i.
The name/title and type of security, and, as applicable, the exchange ticker symbol or CUSIP number, the number of equity shares and principal amount of each Reportable Security for which such Covered Employee has Beneficial Ownership.  Covered Employees may provide this information via MCO or by referring to attached copies of broker transaction confirmations or account statements that contain the information.

ii.
The name and address of any broker, dealer, or bank or other institution (such as a general partner of a limited partnership, or transfer agent of a Fund) that maintained any account holding any Covered Securities for which such Covered Employee has Beneficial Ownership, and the account numbers and names of the persons for whom the accounts are held.  Covered Employees may provide this information via MCO or by referring to attached copies of broker transaction confirmations or account statements that contain the information.

iii.	The date the Covered Employee submitted the report.

b.
Quarterly Transaction Report:  Within 30 days after the end of each calendar quarter, the CCO must receive duplicate account statements or confirmations from each broker, dealer, bank, or other institution for each account the Covered Employee has Beneficial Ownership of and which holds, or has the right to hold, Covered Securities.  These account statements will typically be submitted directly from the broker via a direct feed to MCO. If a broker is not able to submit statements directly to MCO, the CCO will request the Covered Employee provide a copy of the statement at this time. With respect to any transaction during the quarter in any Covered Security in which such Covered Employee had, or as a result of the transaction acquired, Beneficial Ownership of such Reportable Security:

i.
the date of the transaction, the name/title and as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of equity shares of (or the principal amount of debt represented by) and principal amount of each Reportable Security involved;

iv.	the nature of the transaction (i.e., purchase, sale, or other type of acquisition or disposition);

v.	the price at which the transaction in the Covered Security was effected;

vi.	the name of the broker, dealer, or bank with or through whom the transaction was effected; and

vii.	the date the report was submitted.

In addition, each Covered Employee must provide the CCO a list of each broker, dealer or bank with whom the Covered Employee established an account in which any Covered Securities were held during the quarter for such person’s direct or indirect benefit and the date the account was established.

c.
Annual Holdings Report:  Covered Employees must, no later than February 14 of each year, submit to the CCO a report (typically via MCO) that is current as of a date no earlier than December 31 of the preceding calendar year (the “Annual Report Date”) and that contains:

i.
The name/title and type of Covered Security, and as applicable, the exchange ticker symbol or CUSIP number, the number of equity shares and principal amount of each Covered Security for which such Covered Employee, has Beneficial Ownership on the Annual Report Date.  Covered Employees may provide this information by referring to attached copies of broker transaction confirmations or account statements that contain the information, or by referring to statements or confirmations known to have been received by the CCO via a duplicate statement or MCO.

ii.
The name and address of any broker, dealer, bank, or other institution (such as a general partner of a limited partnership, or transfer agent of a Fund) that maintained any account holding any Covered Securities for which such Covered Employee has Beneficial Ownership on the Annual Report Date, the account numbers and names of the persons for whom the accounts are held, and the date when each account was established.

iii.	The date that such Covered Employee submitted the report.

d.	Exceptions to the requirement to submit transactions or holdings: Unless otherwise requested by the CCO, Covered Employees are not required to submit quarterly holdings or transactions reports for:
i.	any account over which such Covered Employee had no direct or indirect influence or control or with respect to transactions effected pursuant to an Automatic Investment Plan.
ii.
An estate or trust account or other fully discretionary account managed by a registered investment adviser where a Covered Employee has a beneficial interest but no power to effect investment decisions

iii.	Accounts that only permit the Covered Employee to invest in open-end mutual funds, provided none of the available funds are managed by the Adviser
iv.	Qualified state tuition programs (also known as “529 Programs”), provided they are not able to hold funds are managed by the Adviser

For those accounts described in d.i or d.ii above, Covered Employees must still disclose the existence of the account in his or her list of accounts.  Transactions that override pre-set schedules or allocations of an Automatic Investment Plan, however, must be included in a quarterly transaction report.

Any investment plans or accounts that may be eligible for these exceptions should be brought to the attention of the CCO who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception.  In making this determination, the CCO may ask for supporting documentation, such as a copy of an  Automatic Investment Plan, a copy of the discretionary account management agreement and/or a written certification from the unaffiliated investment adviser.  On a sample basis, the CCO may request reports on holdings and/or transactions made in the trust or discretionary account to identify transactions that would have been prohibited pursuant to the Joint Code of Ethics, absent reliance on the reporting exception.  Covered Employees who claim they have no direct or indirect influence or control over an account are also required to complete an Exempt Accounts Certification (typically via MCO) upon commencement of their employment and on an annual basis thereafter.  Covered Employees should consult with the CCO before excluding any accounts, especially those held by their Immediate Family.

e.
Review of Reports and Other Documents.  The CCO will review each report submitted by Covered Employees, and each account statement or confirmation from institutions that maintain their accounts.  The review will include an assessment of whether the Covered Employee followed all required procedures of this Joint Code of Ethics, such as pre-clearance.  At the CCO’s discretion, the review may also: (i) compare the transactions to the Adviser’s Restricted List, (ii) assess whether Clients are receiving terms as favorable as the Covered Employee does in transactions relating to Investment Funds owned by Clients, (iii) periodically analyze the Covered Employee’s trading for patterns that may indicate market abuse, including market timing or trading while in possession of MNPI, and (iv) investigate any substantial disparities between the performance the Covered Employee achieves for his or her own account and the performance achieved for Clients.  To ensure adequate scrutiny, reports concerning the CCO will be reviewed by President.

4.
Consequences of Non-Compliance:  Violations of this Personal Investment and Trading Policy are taken very seriously and can result in disciplinary action up to and including termination of employment.  Generally, a first offense will result in a written warning from the CCO and the notification of the Covered Employee’s supervisor.  A second offense may include a meeting with the President and require additional training for the Covered Employee.  A third offense is grounds for termination, at the discretion of the CCO, President, and the Covered Employee’s supervisor.  In all circumstances, a Covered Employee may be required to disgorge profits received from transactions which violated this policy, may have their bonus or other supplemental compensation reduced, and, depending on the severity, may have their violations reported to the Board of Directors of the Funds.

IV.	OTHER COMPLIANCE, ADMINISTRATIVE AND PROCEDURAL MATTERS

A.
Each Covered Employee shall be furnished a copy of this Joint Code of Ethics upon becoming a Covered Employee and annually thereafter and shall be notified of his or her obligation to file reports as provided by this Joint Code of Ethics.  Each Covered Employee is required to acknowledge receipt of a copy of this Joint Code of Ethics and that he or she has read and understands this Joint Code of Ethics at the time of becoming a Covered Employee.  In addition, each Covered Employee is required to certify annually thereafter that he or she has read and understands this Joint Code of Ethics, recognizes that he or she is subject to this Joint Code of Ethics, and that he or she has complied with all of the requirements of this Joint Code of Ethics during the prior year, including the requirement to disclose, report, or caused to be reported, all holdings and transactions as required hereunder during the prior year.

B.
If a Covered Employee violates this Joint Code of Ethics he or she may be subject to remedial actions, which may include, but are not limited to, any one or more of the following:  (1) a warning; (2) disgorgement of profits; (3) demotion (which may be substantial); (4) withholding of bonus; (5) suspension of employment (with or without pay); (6) termination of employment; or (7) referral to civil or governmental authorities for possible civil or criminal prosecution.

C.	The CCO shall furnish to the Funds’ Boards of Directors (the “Boards”) at least annually a written report for the Funds and Adviser that:

1.
Describes any issues arising under the Joint Code of Ethics since the last report to the Boards, including but not limited to information about material violations of this Joint Code of Ethics and sanctions imposed in response to those violations; and

2.	Certifies that the Funds and the Adviser have adopted procedures reasonably necessary to prevent Access Persons from violating the Joint Code of Ethics.

D.
The CCO is responsible for supervising the implementation of this Joint Code of Ethics and the enforcement of the terms herein and may determine whether any particular securities transaction should be exempted pursuant to the provisions of this Joint Code of Ethics.

E.
The CCO may issue, either personally or with the assistance of counsel, as may be appropriate, any interpretation of this Joint Code of Ethics which may appear consistent with the objectives of Rule 17j-1 of the IC Act, Rule 204A-1 of the Advisers Act, and this Joint Code of Ethics.

F.	The CCO will conduct such inspections or investigations as shall reasonably be required to detect and report any apparent violations of this Joint Code of Ethics to the Boards.

G.
The CCO shall ensure that the relevant recordkeeping requirements of Rule 17j-1(f) of the IC Act and Rule 204-2 of the Advisers Act which apply to this Joint Code of Ethics are adhered to at all times.

H.
Exceptions to this Joint Code of Ethics may be granted as deemed appropriate by the CCO, while maintaining compliance with the requirements of Rule 17j-1 of the IC Act and Rule 204A-1 of the Advisers Act.  Exceptions will be documented and periodically reported to the Boards.

I.
This Joint Code of Ethics shall be reviewed by the CCO on an annual basis to ensure that it is meeting its objectives, is functioning fairly and effectively, and is not unduly burdensome to the Adviser, the Funds or their Covered Persons.  Covered Persons are encouraged to contact the CCO with any comments, questions or suggestions regarding implementation or improvement of the Joint Code of Ethics.

J.	In the event that the CCO is unavailable, unreachable or involved in a violation, please request approvals or report violations to President.

K.	The CCO may delegate certain responsibilities described as his in this Joint Code of Ethics to other Covered Persons, as allowable by Rule 17j-1 of the IC Act and 204A-1 of the Advisers Act.

V.	FUND REQUIREMENTS UNDER SARBANES-OXLEY ACT OF 2002

As required by Section 406 of the Sarbanes-Oxley Act of 2002 (“SOX”) and the rules and forms applicable to registered investment companies thereunder, the Funds have adopted and implemented a standalone Code of Ethics that applies to the principal executive officer, principal financial officer, controller, principal accounting officer, and persons performing similar functions for the Funds (the “SOX Code of Ethics”).  A copy of the SOX Code of Ethics is attached as Exhibit I.

VI.	POLICY ON GIFTS

A Covered Employee may not accept any gift with an assumed value in excess of $100 during any year from any person or entity that does business, or desires to do business, with the Adviser or the Funds directly or on behalf of a Client, unless approved by the CCO.  A Covered Employee may not give a gift that is inappropriate under the circumstances, or inconsistent with applicable law or regulations, to persons associated with securities or financial organizations, exchanges, member firms, commodity firms, news media, or Clients.  Gifts that would be embarrassing to a Covered Employee, the Adviser or the Funds if made public should not be given or received.

VII.	POLICY ON ENTERTAINMENT

A Covered Employee may not accept extravagant or excessive entertainment during any year from any person or entity that does business, or desires to do business, with the Adviser or the Funds directly or on behalf of a Client, unless approved by the CCO.  A Covered Employee may accept a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present.  A Covered Employee may not provide entertainment that is inappropriate under the circumstances, or inconsistent with applicable law or regulations, to persons associated with securities or financial organizations, exchanges, member firms, commodity firms, news media, or Clients.  A Employee may provide a business entertainment event, such as dinner or a sporting event, of reasonable value, if the Covered Employee providing the entertainment is present.  Entertainment that would be embarrassing to a Covered Employee, the Funds or the Adviser if made public should not be given or received.

VIII.	STATEMENT ON INSIDER TRADING

A.	Background

Under current laws, individuals who trade while in possession of material non-public information (“MNPI”, a.k.a “inside information”) or provide MNPI to others (“tipping”) can be liable for a civil penalty of up to three times the profit gained or loss avoided, a criminal fine (no matter how small the profit) of up to $5 million and a jail term of up to 20 years.  Any Covered Employee who fails to take appropriate steps to prevent illegal insider trading could be subject to a civil penalty of the greater of $1 million or three times the profit gained or loss avoided as a result of the Covered Employee’s violation, and Versus Capital Advisors could be subject to a criminal penalty of up to $25 million.  In addition, investors may sue seeking to recover damages for insider trading violations.

Regardless of whether a federal inquiry occurs, the Adviser and the Funds view seriously any violation of this Statement on Insider Trading (the “Statement”).  Any such violation constitutes grounds for disciplinary sanctions, including dismissal and/or referral to civil or governmental authorities for possible civil or criminal prosecution.

The law of insider trading is complex; a Covered Employee legitimately may be uncertain about the application of the Statement in a particular circumstance. A question could forestall disciplinary action or complex legal problems.  Covered Employees should direct any questions relating to the Statement to the CCO.  A Covered Employee must also notify the CCO immediately if he or she knows or has reason to believe that a violation of the Statement has occurred or is about to occur.

B.	Statement of Firm Policy

1.
Buying or selling Covered Securities (including the Funds) while in possession of MNPI is prohibited.  This would include purchasing or selling for a Covered Employee’s own account or one in which the Covered Employee has direct or indirect influence or control or for a Client’s account.  If any Covered Employee is uncertain as to whether information is material or nonpublic, such person should consult the CCO immediately.

2.
Disclosing MNPI to inappropriate personnel, whether or not for consideration (i.e., “tipping”), is prohibited.  MNPI regarding a publicly-traded company or the Funds must only be disseminated on a need to know basis and only to appropriate Adviser and Fund personnel.  The CCO should be consulted should a question arise as to who is privy to MNPI and anytime a Covered Employee believes that they may have come into possession of MNPI as it relates to a publicly-traded security.

3.	Assisting anyone transacting business through a third party while in possession of MNPI is prohibited.

4.	The following summarizes principles important to this Statement:

(a)	What is “Material” Information?

Information is material when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions or the information would significantly alter the total mix of information available publicly. No clear test exists to determine whether information is material and assessments of materiality involve highly fact-specific inquiries.  Covered Employees should direct any questions regarding the materiality of information to the CCO.

Material information often relates to a company’s financial results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, extraordinary management developments, and pending capital raises.  Material information may also relate to the market for a specific security.   For example, information about a significant order to purchase or sell securities, in some contexts, may be deemed material.

(b)	What is “Non-public” Information?

Information is non-public until it has been broadly disseminated in a manner making it available to investors generally.  Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the SEC or another government agency, is available on a company’s website or is discussed in a broadly disseminated publication.  Covered Employees should direct any questions regarding whether information is public to the CCO.

5.
Before executing any trade for oneself or others, a Covered Employee must determine whether he or she has access to MNPI.  If a Covered Employee believes he or she might have access to MNPI, he or she should take the following steps:

(a)	Immediately alert the CCO, so that the applicable issuer can be placed on the Adviser’s Restricted List, if deemed appropriate by the CCO.

(b)	Do not purchase or sell securities of the issuer on his or her behalf or for others.

(c)	Do not communicate the information inside or outside of the Adviser, other than to the CCO.

The CCO will review the issue, determine whether the information is both material and nonpublic, and, if so, what action the Adviser should take.

C.	Procedures to Implement Statement

1.
All Covered Employees must make a diligent effort to ensure that a violation of the Statement does not either intentionally or inadvertently occur.  In this regard, all Covered Employees are responsible for:

(a)	Reading, understanding and consenting to comply with the insider trading policies contained in this Statement.

(b)	Ensuring that no trading occurs for their account, or for any account over which they have direct or indirect influence or control, in Covered Securities for which they have MNPI.

(c)
Not disclosing insider information obtained from any source whatsoever to inappropriate persons.  Disclosure to family, friends or acquaintances may be grounds for immediate termination and/or referral to civil or governmental authorities for possible civil or criminal prosecution.

(d)	Consulting the CCO when questions arise regarding insider trading or when potential violations of the Statement are suspected.

(e)	Advising the CCO of all outside activities, directorships, or major ownership (over 5%) related to a publicly-traded company.

2.	In order to prevent accidental dissemination of MNPI, Covered Employees should adhere to the following practices whenever possible:

(a)	Inform management when unauthorized personnel enter the premises.

(b)	Lock doors in areas that have confidential and secure files when not in use.

(c)	Refrain from discussing sensitive information in public areas.

(d)	Refrain from leaving confidential information on message devices or printers.

(e)	Maintain control of sensitive documents including handouts and copies intended for internal dissemination only.

(f)	Ensure that faxes and e-mail messages containing sensitive information are properly sent.

(g)	Do not allow passwords to be given to unauthorized personnel.

IX.	INDEPENDENT DIRECTOR REQUIREMENTS

Each Independent Director shall be furnished a copy of this Joint Code of Ethics upon becoming an Independent Director and annually thereafter and shall be notified of his or her obligation to file reports as provided by this Joint Code of Ethics.  Each Independent Director is required to acknowledge receipt of a copy of this Joint Code of Ethics and that he or she has read and understands this Joint Code of Ethics at the time of becoming an Independent Director.  In addition, each Independent Director is required to certify annually thereafter that he or she has read and understands this Joint Code of Ethics, recognizes that he or she is subject to this Joint Code of Ethics, and that he or she has complied with all of the requirements of this Joint Code of Ethics during the prior year.

Any violations of this Joint Code of Ethics by an Independent Director will be reported to the Chairman of the Board and Lead Independent Director for the Fund(s) for which he or she serves as an Independent Director.

A.	Personal Investment and Trading Policy for Independent Directors

Generally, Independent Directors may not may engage in a transaction in a Covered Security that is also the subject of a transaction by a Fund if the transaction would disadvantage or appear to disadvantage the Fund.  In addition, no Independent Director shall, directly or indirectly, in connection with the purchase or sale of securities or other investments held or to be acquired by a Fund:

•	employ any device, scheme or artifice to defraud a Fund;

•
make to a Fund any untrue statement of a material fact or omit to state to a Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

•	engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon a Fund; or

•	engage in any manipulative practice with respect to a Fund.

The following requirements apply to all investment and trading activity where an Independent Director has Beneficial Ownership of a Covered Security:

1.
Pre-clearance: Independent Directors are not required to pre-clear their transactions in Covered Securities with the exception of transactions in a Fund for which they are an Independent Director. Given their direct involvement in monitoring the Funds, Independent Directors should exercise extreme caution when transacting in the Funds or in any Covered Security which may be held or considered for investment by the Funds, including Investment Funds, Real Estate Securities and Real Asset Securities.

2.
Prohibited Holdings: Independent Directors may not hold or transact in securities issued by any adviser, sub-adviser or principal underwriter (or any controlling person of any adviser, sub-adviser or principal underwriter) of a Fund for which they act as Independent Director.

3.
Minimum holding period:  The minimum holding period for any investment in the Funds is 90 days. (Note that Independent Directors are prohibited from profiting on “short-swing” transactions in the Funds during a six-month period per Section 16(b) of the Exchange Act)

4.	Reporting: Independent Directors must submit to the CCO periodic written reports about their investments in the Funds and certain Covered Securities as follows:

Independent Directors are generally exempt from the requirement to report quarterly transactions, except that, within 30 days after the end of each calendar quarter, the CCO must receive a quarterly transaction report for any Covered Security where the Independent Director knew or, in the ordinary course of fulfilling his or her official duties as an Independent Director, should have known that, during the 15-day period immediately before or after the Independent Director’s transaction in a Covered Security, the Funds purchased or sold the Covered Security, or the Funds or one of their investment advisers considered purchasing or selling the Covered Security. The report should include the details described in Section III.A.3.b above.

B.	Statement on Insider Trading for Independent Directors

As outlined in sections VIII A and VIII B, buying or selling Covered Securities (including the Funds) while in possession of MNPI is prohibited by both United States law and this Joint Code of Ethics.  This includes purchasing or selling for an Independent Director’s own account or one for which the Covered Director has direct or indirect influence or control.  If an Independent Director is uncertain as to whether information obtained through their duties as an Independent Director is material or nonpublic, he or she should consult the CCO and counsel to the Independent Directors immediately.

Disclosing MNPI to inappropriate persons, whether or not for consideration (i.e., “tipping”), is prohibited.  MNPI regarding a publicly-traded company or the Funds must only be disseminated on a need to know basis and only to appropriate Adviser and Fund personnel.  The CCO and counsel to the Independent Directors should be consulted should a question arise as to who is privy to MNPI.

Assisting anyone transacting business through a third party while in possession of MNPI is prohibited.

Responsibilities of Independent Directors.  All Independent Directors must make a diligent effort to ensure that a violation of the Statement does not either intentionally or inadvertently occur.  In this regard, all Independent Directors are responsible for:

1.	Reading, understanding and consenting to comply with the insider trading policies contained in this Statement.

2.	Ensuring that no trading occurs for their account, or for any account over which they have direct or indirect influence or control, in Covered Securities for which they have MNPI.

3.
Not disclosing insider information obtained from any source whatsoever to inappropriate persons.  Disclosure to family, friends or acquaintances may be grounds for immediate removal as an Independent Director and/or referral to civil or governmental authorities for possible civil or criminal prosecution.

4.	Consulting the CCO and counsel to the Independent Directors when questions arise regarding insider trading or when potential violations of the Statement are suspected.

5.	Advising the CCO of all outside activities, directorships, or major ownership (over 5%) related to a publicly-traded company.

Exhibit I: Code of Ethics for Principal Executive and Senior Financial Officers

VERSUS CAPITAL MULTI-MANAGER REAL ESTATE INCOME FUND LLC

VERSUS CAPITAL REAL ASSETS FUND LLC

I.	Covered Officers/Purpose of the Code

This Code of Ethics (the “Code”) shall apply to the Principal Executive Officer, Principal Financial Officer, Controller, Principal Accounting Officer and persons performing similar functions (the “Covered Officers,” each of whom is named in Appendix A attached hereto) of the Versus Capital Multi-Manager Real Estate Income Fund LLC and the Versus Capital Real Assets Fund LLC (the “Funds” or the “Companies”)  for the purpose of promoting:

☐	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
☐
full, fair, accurate, timely and understandable disclosure in reports and documents that the Companies file with, or submit to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Companies;

☐	compliance with applicable laws and governmental rules and regulations;
☐	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and
☐	accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II.	Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest

Overview.  A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or his service to, the Funds or the Adviser.  For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with a Fund.  Covered Officers must avoid conduct that conflicts, or appears to conflict, with their duties to the Companies.  All Covered Officers should conduct themselves such that a reasonable observer would have no grounds for belief that a conflict of interest exists.  Covered Officers are not permitted to self-deal or otherwise to use their positions with the Companies to further their own or any other related person’s business opportunities.

This Code does not, and is not intended to, repeat or replace the programs and procedures or codes of ethics of the Companies’ investment adviser or distributor.

Although typically not presenting an opportunity for improper personal benefit, conflicts may arise from, or as a result of, the contractual relationship between a Fund and its service providers, including the investment adviser, of which the Covered Officers may be officers or employees.  As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Companies, the investment adviser, or other service providers), be involved in establishing policies and implementing decisions that will have different effects on the service providers and the Companies.  The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Companies and their service providers and is consistent with the performance by the Covered Officers of their duties as officers of the Companies.  Thus, if performed in conformity with the provisions of the Investment Company Act of 1940, as amended (the “Investment Company Act”) and the Investment Advisers Act of 1940, as amended, such activities will be deemed to have been handled ethically.  In addition, it is recognized by the Companies’ Boards of Directors (the “Board”) that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes.

The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive.  The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Companies.

*                     *                      *                      *

Each Covered Officer must not:

☐
use his or her personal influence or personal relationship improperly to influence investment decisions or financial reporting by the Companies whereby the Covered Officer would benefit personally to the detriment of a Fund;

☐	cause the Companies to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Companies; or
☐
retaliate against any other Covered Officer or any employee of the Companies or their affiliated persons for reports of potential violations by a Fund of applicable rules and regulations that are made in good faith.

Each Covered Officer must discuss certain material conflict of interest situations with the Companies’ audit committee.  Examples of such situations include:

☐
service as a director, trustee, general partner, or officer of any unaffiliated business organization.  This rule does not apply to charitable, civic, religious, public, political, or social organizations, the activities of which do not conflict with the interests of the Companies;

☐	the receipt of any non-nominal gifts;
☐
the receipt of any entertainment from any Fund with which the Companies have current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as raise any question of impropriety;

☐
any ownership interest in, or any consulting or employment relationship with, any of the Companies’ service providers, other than its investment adviser, principal underwriter, administrator, transfer agent, custodian or any affiliated person thereof; and

☐
a direct or indirect financial interest in commissions, transaction charges or spreads paid by a Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

III.	Disclosure and Compliance

☐	Each Covered Officer should familiarize himself or herself with the disclosure requirements generally applicable to the Companies.
☐
Each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about a Fund to others, whether within or outside the Fund, including to the Fund’s Board, Audit Committee and independent auditors, and to governmental regulators and self-regulators and self-regulatory organizations.

☐
Each Covered Officer should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Companies and their service providers with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Companies file with, or submit to, the SEC and in other public communications made by the Companies.

☐	It is the responsibility of each Covered Officer to promote and encourage professional integrity in all aspects of the Companies’ operations.

IV.	Reporting and Accountability

Each Covered Officer must:

☐
upon adoption of this Code (or thereafter as applicable, upon becoming a Covered Officer), sign and return a report in the form of Appendix B to the Companies’ compliance officer affirming that he or she has received, read, and understands the Code;

☐	annually sign and return a report in the form of Appendix C to the Companies’ compliance officer as an affirmation that he or she has complied with the requirements of the Code; and
☐	notify the Companies’ Audit Committee promptly if he or she knows of any violation of this Code. Failure to do so is itself a violation of this Code.

The Companies’ Audit Committee is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation including any approvals or waivers sought by the Covered Persons.

The Audit Committee will follow these procedures in investigating and enforcing this Code:

☐	The Audit Committee will take all appropriate actions to investigate any potential violations reported to the Committee.
☐	If, after such investigation, the Audit Committee believes that no violation has occurred, the Audit Committee is not required to take any further action.
☐	Any matter that the Audit Committee believes is a violation of this Code will be reported to the full Board.
☐	If the Board concurs that a violation has occurred, it will notify the appropriate personnel of the applicable service provider and may dismiss the Covered Officer as an officer of the Companies.
☐	The Audit Committee will be responsible for granting waivers of provisions of this Code, as appropriate.
☐	Any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V.	Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Companies for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder.  Insofar as other policies or procedures of the Companies, the Companies’ investment adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code.  The Companies’, investment adviser’s and principal underwriter’s codes of ethics under Rule 17j-1 under the Investment Company Act are separate requirements applying to the Covered Officers and others, and are not part of this Code.

1.	Amendments

Any amendments to this Code, other than amendments to Appendix A, must be approved or ratified by a majority vote of the Board, including a majority of Independent Directors.

VII.	Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly.  Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Companies’ Board or Audit Committee.

VIII.	Internal Use

The Code is intended solely for the internal use by the Companies and does not constitute an admission, by or on behalf of a Fund, as to any fact, circumstance, or legal conclusion.

Appendix A

PERSONS COVERED BY THIS CODE OF ETHICS:

Versus Capital Multi-Manager Real Estate Income Fund LLC

Mark Quam, CEO

Brian Petersen, CFO

Versus Capital Real Assets Fund LLC

Mark Quam, CEO

Brian Petersen, CFO

Appendix B

INITIAL CERTIFICATION FORM

This is to certify that I have read and understand the Code of Ethics for Principal Executive and Senior Financial Officers of Versus Capital Multi-Manager Real Estate Income Fund LLC and Versus Capital Real Assets Fund LLC dated _______________________, and that I recognize that I am subject to the provisions thereof and will comply with the policy and procedures stated therein.

 Please sign your name here:

 Please print your name here:

 Please date here:

Appendix C

ANNUAL CERTIFICATION FORM

This is to certify that I have read and understand the Code of Ethics for Principal Executive and Senior Financial Officers of Versus Capital Multi-Manager Real Estate Income Fund LLC and Versus Capital Real Assets Fund LLC dated _________________________ (the “Code”) and that I recognize that I am subject to the provisions thereof and will comply with the policy and procedures stated therein.

This is to further certify that I have complied with the requirements of the Code during the period of January 1, _______ through December 31, _______.

 Please sign your name here:

 Please print your name here:

 Please date here: